EXECUTION COPY










                        CREDIT AGREEMENT

                    dated as of June 20, 1997

                          by and among

                  GOLF TRUST OF AMERICA, L.P.,

                          as Borrower,

                  GOLF TRUST OF AMERICA, INC.,
                 GTA GP, INC. and GTA LP, INC.,

                         as Guarantors,

           the Lenders referred to in this Agreement,

                               and

                        NATIONSBANK N.A.
                            as Agent

                        TABLE OF CONTENTS



ARTICLE I
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     SECTION 1.1    Definitions. . . . . . . . . . . . . . . .  1
     SECTION 1.2    General. . . . . . . . . . . . . . . . . . 19
     SECTION 1.3    Other Definitions and Provisions . . . . . 19

ARTICLE II
REVOLVING CREDIT FACILITY. . . . . . . . . . . . . . . . . . . 19
     SECTION 2.1    Loans. . . . . . . . . . . . . . . . . . . 19
     SECTION 2.2    Procedure for Advances of Loans. . . . . . 20
     SECTION 2.3    Repayment of Loans . . . . . . . . . . . . 20
     SECTION 2.4    Notes. . . . . . . . . . . . . . . . . . . 21
     SECTION 2.5    Termination of Credit Facility . . . . . . 21
     SECTION 2.6    Use of Proceeds. . . . . . . . . . . . . . 21

ARTICLE IIA
LETTER OF CREDIT FACILITY. . . . . . . . . . . . . . . . . . . 21
     SECTION 2A.1   Commitment . . . . . . . . . . . . . . . . 21
     SECTION 2A.2   Procedure for Issuance of Letters of
          Credit . . . . . . . . . . . . . . . . . . . . . . . 22
     SECTION 2A.3   Commissions and Other Charges. . . . . . . 22
     SECTION 2A.4   L/C Participations . . . . . . . . . . . . 23
     SECTION 2A.5   Reimbursement Obligation of the
          Borrower . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 2A.6   Obligations Absolute . . . . . . . . . . . 24
     SECTION 2A.7   Effect of Application. . . . . . . . . . . 25


ARTICLE III
GENERAL LOAN PROVISIONS. . . . . . . . . . . . . . . . . . . . 25
     SECTION 3.1    Interest . . . . . . . . . . . . . . . . . 25
     SECTION 3.2    Notice and Manner of Conversion or
                    Continuation of Loans. . . . . . . . . . . 26
     SECTION 3.3    Fees . . . . . . . . . . . . . . . . . . . 27
     SECTION 3.4    Payment. . . . . . . . . . . . . . . . . . 27
     SECTION 3.5    Right of Set-off; Adjustments. . . . . . . 28
     SECTION 3.6    Nature of Obligations of Lenders
                    Regarding Extensions of Credit; Assump-
                    tion by the Agent. . . . . . . . . . . . . 29
     SECTION 3.7    Indemnity. . . . . . . . . . . . . . . . . 29
     SECTION 3.8    Increased Cost and Reduced Return. . . . . 30
     SECTION 3.9    Limitation on Types of Loans . . . . . . . 31
     SECTION 3.10   Illegality . . . . . . . . . . . . . . . . 31
     SECTION 3.11   Treatment of Affected Loans. . . . . . . . 31
     SECTION 3.12   Compensation . . . . . . . . . . . . . . . 32
     SECTION 3.13   Taxes. . . . . . . . . . . . . . . . . . . 32
     SECTION 3.14   REIT Status. . . . . . . . . . . . . . . . 34

ARTICLE IV
GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     SECTION 4.1    Guaranty of Obligations of Borrower. . . . 34
     SECTION 4.2    Nature of Guaranty . . . . . . . . . . . . 34
     SECTION 4.3    Demand by the Agent. . . . . . . . . . . . 35
     SECTION 4.4    Waivers. . . . . . . . . . . . . . . . . . 36
     SECTION 4.5    Benefits of Guaranty . . . . . . . . . . . 36
     SECTION 4.6    Modification of Loan Documents etc . . . . 36
     SECTION 4.7    Reinstatement. . . . . . . . . . . . . . . 37
     SECTION 4.8    Waiver of Subrogation and Contribution . . 37
     SECTION 4.9    Remedies . . . . . . . . . . . . . . . . . 38
     SECTION 4.10   Limit of Liability . . . . . . . . . . . . 38

ARTICLE V
CLOSING; CONDITIONS OF CLOSING AND BORROWING . . . . . . . . . 38
     SECTION 5.1    Closing. . . . . . . . . . . . . . . . . . 38
     SECTION 5.2    Conditions to Closing and Initial Loan . . 38
     SECTION 5.3    Conditions to All Loans. . . . . . . . . . 42
     SECTION 5.4    Additional Appraisals. . . . . . . . . . . 43
     SECTION 5.5    Participating Leases . . . . . . . . . . . 43
     SECTION 5.6    Release of Collateral. . . . . . . . . . . 43

ARTICLE VI
REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 43
     SECTION 6.1    Representations and Warranties . . . . . . 43
     SECTION 6.2    Survival of Representations and
          Warranties, Etc. . . . . . . . . . . . . . . . . . . 49

ARTICLE VII
FINANCIAL INFORMATION AND NOTICES. . . . . . . . . . . . . . . 50
     SECTION 7.1    Financial Statements and Projections . . . 50
     SECTION 7.2    Officer's Compliance Certificate . . . . . 51
     SECTION 7.3    Accountants' Certificate . . . . . . . . . 51
     SECTION 7.4    Other Reports. . . . . . . . . . . . . . . 51
     SECTION 7.5    Notice of Litigation and Other Matters . . 51
     SECTION 7.6    Accuracy of Information. . . . . . . . . . 52

ARTICLE VIII
AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . 53
     SECTION 8.1    Preservation of Existence and Related
          Matters. . . . . . . . . . . . . . . . . . . . . . . 53
     SECTION 8.2    Maintenance of Property. . . . . . . . . . 53
     SECTION 8.3    Insurance. . . . . . . . . . . . . . . . . 53
     SECTION 8.4    Accounting Methods and Financial
          Records. . . . . . . . . . . . . . . . . . . . . . . 53
     SECTION 8.5    Payment and Performance of Obligations.. . 54
     SECTION 8.6    Compliance With Laws and Approvals.. . . . 54
     SECTION 8.7    Environmental Laws.. . . . . . . . . . . . 54
     SECTION 8.8    Compliance with ERISA. . . . . . . . . . . 54
     SECTION 8.9    Compliance With Agreements.. . . . . . . . 54
     SECTION 8.10   Borrowing Base Certificate . . . . . . . . 55
     SECTION 8.11   Visits and Inspections . . . . . . . . . . 55
     SECTION 8.12   Subsidiaries . . . . . . . . . . . . . . . 55
     SECTION 8.13   Further Assurances . . . . . . . . . . . . 55
     SECTION 8.14   Line of Business . . . . . . . . . . . . . 55

ARTICLE IX
FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . 55
     SECTION 9.1    Minimum Tangible Net Worth . . . . . . . . 56
     SECTION 9.2    Liabilities to Assets Ratio. . . . . . . . 56
     SECTION 9.3    Interest Coverage Ratio. . . . . . . . . . 56
     SECTION 9.4    Debt Service Coverage Ratio. . . . . . . . 56

ARTICLE X
NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . 56
     SECTION 10.1   Limitations on Debt. . . . . . . . . . . . 56
     SECTION 10.2   Limitations on Contingent Obligations. . . 57
     SECTION 10.3   Limitations on Liens . . . . . . . . . . . 57
     SECTION 10.4   Limitations on Loans, Advances,
                    Investments and Acquisitions . . . . . . . 57
     SECTION 10.5   Limitations on Mergers and Liquidation . . 59
     SECTION 10.6   Limitations on Sale of Assets. . . . . . . 59
     SECTION 10.7   Limitations on Dividends and
          Distributions. . . . . . . . . . . . . . . . . . . . 60
     SECTION 10.8   Transactions with Affiliates . . . . . . . 60
     SECTION 10.9   Certain Accounting Changes . . . . . . . . 60
     SECTION 10.10  [RESERVED] . . . . . . . . . . . . . . . . 60
     SECTION 10.11  Limitations on Improvements. . . . . . . . 60

ARTICLE XI
DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . 60
     SECTION 11.1   Events of Default. . . . . . . . . . . . . 60
     SECTION 11.2   Remedies . . . . . . . . . . . . . . . . . 63
     SECTION 11.3   Rights and Remedies Cumulative; Non-
          Waiver; etc. . . . . . . . . . . . . . . . . . . . . 64
     SECTION 11.4   Attornment of Participating Leases . . . . 64

ARTICLE XII
THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     SECTION 12.1   Appointment, Powers, and Immunities. . . . 65
     SECTION 12.2   Reliance by Agent. . . . . . . . . . . . . 65
     SECTION 12.3   Defaults . . . . . . . . . . . . . . . . . 66
     SECTION 12.4   Rights as Lender . . . . . . . . . . . . . 66
     SECTION 12.5   Indemnification. . . . . . . . . . . . . . 66
     SECTION 12.6   Non-Reliance on Agent and Other Lenders. . 67
     SECTION 12.7   Resignation; Removal of Agent; Successor
          Agents . . . . . . . . . . . . . . . . . . . . . . . 67

ARTICLE XIII

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 68
     SECTION 13.1   Notices. . . . . . . . . . . . . . . . . . 68
     SECTION 13.2   Expenses; Indemnification. . . . . . . . . 70
     SECTION 13.3   Set-off. . . . . . . . . . . . . . . . . . 71
     SECTION 13.4   Governing Law. . . . . . . . . . . . . . . 71
     SECTION 13.5   Consent to Jurisdiction. . . . . . . . . . 71
     SECTION 13.6   Waiver of Jury Trial.. . . . . . . . . . . 71
     SECTION 13.7   Reversal of Payments . . . . . . . . . . . 71
     SECTION 13.8   Injunctive Relief. . . . . . . . . . . . . 72
     SECTION 13.9   Accounting Matters . . . . . . . . . . . . 72
     SECTION 13.10  Assignments and Participations . . . . . . 72
     SECTION 13.11  Amendments and Waivers . . . . . . . . . . 74
     SECTION 13.12  Performance of Duties. . . . . . . . . . . 75
     SECTION 13.13  All Powers Coupled with Interest . . . . . 75
     SECTION 13.14  Survival of Indemnities. . . . . . . . . . 75
     SECTION 13.15  Titles and Captions. . . . . . . . . . . . 75
     SECTION 13.16  Severability of Provisions . . . . . . . . 75
     SECTION 13.17  Counterparts . . . . . . . . . . . . . . . 75
     SECTION 13.18  Term of Agreement. . . . . . . . . . . . . 75

                            EXHIBITS

A    -    Form of Revolving Credit Note

B    -    Form of Notice of Borrowing

C    -    Form of Notice of Prepayment

D    -    Form of Conversion/Continuation

E    -    Form of Officer's Compliance Certificate

F    -    Form of Assignment and Acceptance

G    -    Form of Guaranty Supplement

H    -    Borrowing Base Certificate


                            SCHEDULES

1    -    Lenders and Commitments

6.1(a)    -    Qualifications and Authorizations

6.1(b)    -    Capitalization

6.1(h)    -    Employee Benefit Plans

6.1(l)    -    Material Contracts

6.1(r)    -    Debt and Contingent Obligations

6.1(s)    -    Litigation

                        CREDIT AGREEMENT



     CREDIT AGREEMENT, dated as of the 20th day of June, 1997, by and among (i) GOLF TRUST OF AMERICA, L.P., a limited partnership formed under the laws of Delaware (the "Borrower"), (ii) GOLF TRUST OF AMERICA, INC., a Maryland corporation ("GTA"), GTA GP, INC. and GTA LP, INC., each a Maryland corporation and a wholly-owned subsidiary of GTA, Inc. (collectively with GTA, the "Guarantors"),
(iii) the Lenders who are or may become a party to this Agreement, and (iv) NATIONSBANK, N.A., as Agent for the Lenders.


                      STATEMENT OF PURPOSE

     The Guarantors and the Borrower have requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement. GTA is the sole shareholder of each of GTA GP, Inc. and GTA LP, Inc., which are the general partner and limited partner of the Borrower, respectively. All extensions of credit to the Borrower will inure to the benefit of the Guarantors, directly or indirectly.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:



                           ARTICLE I

                          DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Adjusted EBITDAR" means, for any period, with respect to any Eligible Property, EBITDAR for such Eligible Property for such period minus (i) the Management Expense and (ii) the Capital Expenditure Allowance, each for such Eligible Property for such period.

     "Adjusted Eurodollar Rate" means, with respect to any Eurodollar Loan, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) mathematically determined by Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) 1 minus the Reserve Requirement for such Interest Period.

     "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the lawful power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other lawful power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agent" means NationsBank in its capacity as Agent under this Agreement, and any successor thereto appointed pursuant to Section 12.7.

     "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

     "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments under this Agreement, as such amount may be reduced or modified at any time or from time to time pursuant to the terms of this Agreement. On the Closing Date, the Aggregate Commitment shall be One Hundred Million Dollars ($100,000,000).

     "Agreement" means this Credit Agreement, as amended or modified from time to time.

     "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Applicable Lending Office" means, for each Lender, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated on Schedule 1 of this Agreement or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms of this Agreement as the office by which its Loans are to be made and maintained.

     "Applicable Margin" shall have the meaning assigned thereto in
Section 3.1(b).

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     "Appraised Value" means, with respect to any golf course property the value of such golf course property based on the lower of (a) a fee simple estate, unencumbered by any other interest or Lien (other than governmental powers of taxation, eminent domain, easements, and the like) or (b) a leased fee interest, consisting of the ownership interest of the Borrower, with the right of use and occupancy conveyed to a lessee (including, without limitation, the Borrower's right to receive rent and right to repossession of such golf course property upon expiration or termination of the related lease), each as set forth in an MAI appraisal of such golf course property. The Agent shall deliver to the Borrower copies of each MAI appraisal upon the Borrower's written request therefor and provided the Borrower shall have paid for the cost of such appraisal.

     "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10 of this Agreement.

     "Available Commitment" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Extensions of Credit.

     "Base Rate" means, at any time, the higher of (a) the rate per annum equal to the rate announced by NationsBank as its "prime rate" or (b) the Federal Funds Rate plus 0.5% for such day. Any change in the Base Rate due to a change in the prime rate shall be effective on the effective date of such change in the prime rate.

     "Base Rate Loan" means any Loan that bears interest at the Base Rate.

     "Borrower" means Golf Trust of America, L.P. in its capacity as borrower under this Agreement.

     "Borrowing Base" means, as of any date of determination, an amount equal to the sum of:

          (a) an amount equal to the sum of the least of the following amounts, calculated for each Eligible Property:

               (i) Sixty percent (60%) of the lesser of (A) the Appraised Value of such Eligible Property, and (B) the
          Borrower's acquisition cost of such Eligible Property;

               (ii) 4.25 times an amount equal to (A) the Base Rent (as defined in the Participating Lease relating to such Eligible Property) received by the Borrower pursuant to such Participating Lease for the then most recently ended fiscal quarter multiplied by 4 less (B) the sum of the Management Expense and Capital Expenditure Allowance for such Eligible Property, determined on the basis of the then most recently ended period of four fiscal quarters; or

               (iii) 3.74 times the Adjusted EBITDAR for such Eligible Property for the then most recently ended period of four fiscal quarters; plus

          (b) thirty percent (30%) of the aggregate Appraised Value of the Royal New Kent golf course property; provided, however, that such amount shall be excluded from the determination of the Borrowing Base if it is greater than 3.74 times the Adjusted EBITDAR for such property, based on the financial statements of the Lessee of the Royal New Kent golf course property relating to such property for the year ending December 31, 1997; provided, further, that when and if the Royal New Kent golf course property is deemed by the Required Lenders, in their sole, reasonable and good faith discretion, to constitute a Stabilized Golf Course, it shall thereafter be treated as an Eligible Property; plus

          (c) thirty percent (30%) of the aggregate Appraised Value of the Stonehouse golf course property; provided, however, that such amount shall be excluded from the determination of the Borrowing Base if it is greater than 3.74 times the Adjusted EBITDAR for such property, based on the financial statements of the Lessee of the Stonehouse golf course property relating to such property for the year ending December 31, 1997; provided, further, that when and if the Stonehouse golf course property is deemed by the Required Lenders, in their sole, reasonable and good faith discretion, to constitute a Stabilized Golf Course, it shall thereafter be treated as an Eligible Property.

     "Borrowing Base Certificate" means the Borrowing Base report to be delivered by the Borrower, substantially in the form of Exhibit H.

     "Boundary Survey" shall have the meaning assigned thereto in subparagraph (c) of the definition of Eligible Properties.

     "Business Day" means (a) for all purposes other than as set forth in clause (b) immediately below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Expenditure Allowance" means, with respect to each Eligible Property for any period, the greater of (a) actual Maintenance Capital Expenditures made by the Borrower with respect to such Eligible Property during such period and (b) an amount equal to three percent (3%) of Gross Golf Revenues with respect to such Eligible Property during such period.

     "Capital Expenditures" means, with respect to any Person, the aggregate cost of all capital assets acquired by such Person during such period, determined in accordance with GAAP.

     "Capital Lease" means, with respect to any Person, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of such Person.

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article V shall be satisfied or waived in all respects in a manner acceptable to the Agent, in its sole discretion.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Collateral" means all of the assets, property and interests in property owned by the Borrower, whether now owned or hereafter acquired, that shall, from time to time, secure the Obligations, including, without limitation, the Collateral described in the Security Documents and any property or interests provided in addition to or in substitution for any of the foregoing.

     "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to or to participate in Letters of Credit for the benefit of the Borrower under this Agreement in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 to this Agreement, or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to
Section 13.10, as the same may be reduced or modified at any time or from time to time pursuant to the terms of this Agreement.

     "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Credit Parties, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Contingent Obligation" means, with respect to the Credit Parties, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Convert," "Conversion," and "Converted" shall refer to a conversion pursuant to Section 3.2, 3.9 or 3.11 of a Eurodollar
Loan into a Base Rate Loan or vice versa.

     "Credit Facility" means the revolving credit facility established pursuant to Article II of this Agreement.

     "Credit Parties" means the collective reference to the Borrower and the Guarantors.

     "Debt" means, with respect to the Credit Parties at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than one hundred and twenty (120) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Contingent Obligations of any such Person, (e) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person and (f) all obligations incurred by any such Person pursuant to Hedging Agreements.

     "Debt Service" means, for any fiscal quarter, (a) Interest
Expense of GTA and its Consolidated Subsidiaries for such quarter plus (b) all principal payments of Debt of GTA and its Consolidated Subsidiaries scheduled to be made during such quarter.

     "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Defaulting Lender" shall have the meaning assigned thereto in
Section 3.6.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means, with respect to any Person for any period, (a) Net Income of any Person for such period, excluding any extraordinary gains or other non-recurring gains or non-cash losses occurring outside the ordinary course of business including any gains or losses from the sale or other disposition of assets other than in the ordinary course of business, plus (b) the sum of the following for such period to the extent properly deducted in the determination of Net Income: (i) Interest Expense of such Person,
(ii) income and franchise taxes of such Person, and (iii) amortization, depreciation and other non-cash charges (including amortization of good will and other intangible assets) of such Person.

     "EBITDAR" means, for any period with respect to any Lessee of an Eligible Property, EBITDA of such Lessee with respect to such Eligible Property plus, without duplication, lease expense paid by such Lessee under a Participating Lease with respect to such Eligible Property for such period, to the extent deducted in determining EBITDA of such Lessee.

     "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a financial institution or other entity that is an "accredited investor" (as defined in Rule 501 under the Securities Act of 1933, as amended) having (A) total assets of at least $10,000,000,000, (B) a long-term unsecured debt rating of at least BBB by S&P (or an equivalent rating by another nationally recognized statistical ratings organization) and (C) an office in the United States; and (iv) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 13.10, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within two Business Days after written notice of such proposed assignment has been provided by the assigning Lender to the Borrower; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

     "Eligible Properties" means those certain golf course properties now or hereafter owned by the Borrower which the Required Lenders deem to have satisfied each of the following conditions:

          (a) The Agent shall have received and approved each of the following:

               (i) A current MAI appraisal of the golf course property prepared by an appraiser engaged by the Agent at the expense of the Borrower;

               (ii) A signed copy of the Participating Lease with respect to such golf course property, the form and terms of which shall be satisfactory to the Agent;

               (iii) A written summary description of the market in which the golf course property is located, a summary of the conditions of such market and such other information related thereto as the Agent shall reasonably request, including information with respect to the prior owner or owners of the golf course property and the initial lessee under the Participating Lease;

               (iv) Audited financial statements with respect to the golf course property for each of the two fiscal years immediately preceding acquisition by the Borrower; provided that, with respect to any Lessee of any golf course property (i) whose EBITDA (determined solely with respect to such golf course property) was less than $500,000 for the twelve-month period immediately preceding acquisition of the golf course property by the Borrower and (ii) for which the purchase price paid by the Borrower (including all assumption of debt and other consideration) does not exceed $5,000,000 individually and $25,000,000 in the aggregate for all such golf course properties, the Borrower may, at its election, provide in lieu of audited financial statements, financial statements reviewed by a certified public accounting firm reasonably acceptable to the Agent; and

               (v)  (A) A letter (or other reliable written
          confirmation, including, without limitation, a survey certification or note) describing the land-use classification, the permitted uses in that land-use classification, the zoning classification and the uses permitted in that zoning classification, of the golf course property; (B) a certificate of occupancy for the entire golf course property, if such a certificate is required under applicable laws; and (C) any material licenses and permits necessary for the use and operation of the golf course property, including, without limitation, those permits and licenses necessary to serve food, beer, wine and liquor, if applicable.

          (b) The Agent shall have received a current Phase I Environmental Site Assessment report (an "Environmental Assessment Report") addressed to the Agent on behalf of the Lenders by a qualified environmental consultant, reasonably acceptable to the Agent, in form and substance (including a property condition survey) similar to the reports previously delivered with respect to the Initial Eligible Properties and the Legends of Virginia Golf Courses and otherwise satisfactory to the Agent, indicating appropriate inquiry into the previous ownership and use of the golf course property, which use shall have been consistent with good commercial practices, and indicating that except as set forth in such report there are no material present or potential environmental problems or material hazards on, under or about such golf course property and confirming material compliance by the golf course property with all applicable environmental laws; such assessment to include at least the following: historical research into previous ownership and uses, comprehensive governmental records review at federal, state and local levels, review of available aerial photographs and topographical maps, on-site visual investigation, review of surrounding land uses, and review of operating and housekeeping practices of the Borrower (and previous owners) at such golf course property.

          (c) The Agent shall have received a current boundary survey (a "Boundary Survey") of the golf course property (prepared within sixty days of the date for designation as an Eligible Property or earlier; provided that the Borrower obtain a Title Insurance Commitment for such golf course property without exception for matters of survey) prepared by a registered surveyor or licensed professional civil engineer in the State in which the golf course property is located.
     The Survey, which shall be prepared at the Borrower's cost and be subject to the reasonable approval of the Agent, shall show the full legal description of the golf course property, disclose the location of all encroachments, if any (which shall be subject to the approval of the Agent), easements, roads and rights-of-way, if any, and access to public streets. The Survey shall be certified to the Agent and the title insurance company issuing the Title Insurance Commitment to the Agent for the benefit of the Lenders.

          (d) The Agent shall have received, at the sole cost and expense of the Borrower, an unconditional title insurance commitment (a "Title Insurance Commitment"), in form and issued by a title insurance company reasonably satisfactory to the Agent, to ensure the Agent, for the benefit of the Lenders, of a first lien on the golf course property in an amount equal to the Appraised Value of the golf course property, free and clear of all encumbrances, interests and exceptions except those approved in writing by the Agent and the Permitted Liens. There shall be no "exceptions" other than routine utility easements and restrictions, current year's taxes not yet due and payable and the applicable Participating Lease. Copies of all exceptions, including, but not limited to, easements, must be attached to the Title Insurance Commitment, and shall be subject to the prior written approval of the Agent. There shall be no "reverter" provisions or possibilities affecting title, and no exceptions for third-party rights or for matters of survey. The title insurance policy shall contain such special endorsements and affirmative insurance coverage as the Agent may reasonably require, including, without limitation, endorsements for future advances under this Agreement.

          (e) The Agent, on behalf of the Lenders, shall have a perfected first priority Lien in the golf course property and a valid and enforceable assignment of all leases with respect to such golf course property, together with any collateral securing such leases.

          (f) The golf course property shall at all times be a Stabilized Golf Course; provided, however, if at any time any Eligible Property shall fail to constitute a Stabilized Golf Course other than solely because total revenues or EBITDAR of such Eligible Property increase by fifteen percent (15%) or more or total expenses decrease by fifteen percent (15%) or more, such Eligible Property shall, at the option of the Required Lenders, no longer constitute an Eligible Property until such time as the Required Lenders determine in their sole discretion that such golf course property constitutes a Stabilized Golf Course.

          (g) No more than fifty percent (50%) of (i) the number of Eligible Properties and (ii) the aggregate appraised value of the Eligible Properties may consist of properties located
     (A) within the same golf market (as determined in the reasonable discretion of the Agent) and (B) within seventy
     (70) miles of any other Eligible Property.

          (h) The limitations of subparagraph (g) notwithstanding, the Myrtle Beach Golf Courses shall constitute Eligible Properties; provided, however, that no other golf course property located within the Myrtle Beach golf market (as reasonably determined by the Agent) shall constitute an Eligible Property unless the limitations of subparagraph (g) are satisfied with respect to all Eligible Properties (including the Myrtle Beach Golf Courses). The waiver provided in this subparagraph with respect to the Myrtle Beach Golf Courses shall not be applicable from and after the date on which the Borrower initially complies with the limitations of subparagraph (g) above.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Assessment Report" shall have the meaning assigned thereto in subsection (b) of the definition of Eligible
Properties.

     "Environmental Laws" means any and all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, require-ments pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or supplemented.

     "ERISA" means the Employee Retirement Income Security Act of
1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of
ERISA.

     "Eurodollar Loan" means any Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

     "Eurodollar Rate" means for any Eurodollar Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).


     "Event of Default" means any of the events specified in
Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Extensions of Credit" means, as to any Lender at any time, an amount equal to the aggregate principal amount of all Loans made by such Lender and all participations by such Lender in Letters of Credit then outstanding.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release
H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "Financing Statements" means any Uniform Commercial Code financing statement on Form UCC-1 executed pursuant to the provisions of this Agreement or any other Loan Document to describe and perfect the security interests created in this Agreement or in the other Loan Documents.

     "Fiscal Year" means, with respect to any Credit Party, the fiscal year of such Credit Party ending on December 31.

     "Funds from Operations" means, with respect to the Credit Parties on a Consolidated basis, Net Income less, to the extent included in the determination of Net Income, (a) the income (or loss) of any Person (other than a Subsidiary of a Credit Party) in which such Credit Party has a minority ownership interest, (b) the income (or loss) arising from the restructuring of any Debt or the disposition of any asset (other than in the ordinary course of business) plus, without duplication, real estate depreciation and amortization (but excluding therefrom any amortization of financing costs), in each case for the Credit Parties on a Consolidated basis for the relevant period in accordance with GAAP.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all required authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any applicable nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Gross Golf Revenues" means, with respect to any Lessee of an Eligible Property for any period, all revenues accrued (whether by the Lessee under a Participating Lease or any subtenants, assignees, concessionaires or licensees of the Borrower) from or by reason of the operation of the golf operations at the Eligible Property to which the Borrower is entitled calculated in accordance with GAAP (but excluding reasonable reserves for refunds, allowances and bad debts applicable to such operations), including, without limitation, (i) revenues from membership initiation fees, to the extent provided in the applicable Participating Lease, (ii) periodic membership dues, (iii) greens fees, (iv) fees to reserve a tee time, (v) guest fees, (vi) golf cart rentals, (vii) parking lot fees, (viii) locker rentals, (ix) fees for golf club storage,
(x) fees for the use of swim, tennis or other facilities, (xi) charges for range balls, range fees or other fees for golf practice facilities, (xii) fees or other charges paid for golf or tennis lessons (except where retained by or paid to a USTA or PGA professional in accordance with historical practice at such Eligible Property), (xiii) fees or other charges for fitness centers, (xiv) forfeited deposits with respect to any membership application, (xv) transfer fees imposed on any member in connection with the transfer of any membership interest, (xvi) fees or other charges paid to such Lessee by sponsors of golf tournaments at such Eligible Property, to the extent provided in the applicable Participating Lease, (xvii) advertising or placement fees paid by vendors in exchange for exclusive use or name rights at such Eligible Property, and (xviii) fees received in connection with any golf package sponsored by any hotel group, condominium group, golf association, travel agency, tourist or travel association or similar payments; provided, however, that Gross Golf Revenues shall not include:

          (a) Any revenue received from or by reason of such Eligible Property relating to (i) the operation of snack bars, restaurants, bars, catering functions, and banquet operations,
     (ii) sale of merchandise and inventory on such Eligible
     Property, and (iii) photography services.

          (b) The amount of any city, county, state or federal sales, admissions, usage, or excise tax on the item included in Gross Golf Revenue, which is both added to or incorporated in the selling price and paid to the taxing authority by such Lessee;

          (c) Revenues or proceeds from sales or trade-ins of machinery, vehicles, trade fixtures or personal property owned by such Lessee used in connection with the operation of such Eligible Property; and

          (d) Any other revenues or proceeds to which the Borrower is not entitled.

     "GTA" means Golf Trust of America, Inc., a Maryland corporation and the managing general partner of the Borrower.

     "GTA GP" means GTA GP, Inc., a Maryland corporation.

     "GTA LP" means GTA LP, Inc., a Maryland corporation.

     "Guaranteed Obligations" shall have the meaning assigned thereto in Section 4.1.

     "Guarantors" means, collectively, GTA, GTA GP and GTA LP, together with any Subsidiaries of GTA that become Guarantors pursuant to Section 8.12.

     "Guaranty" means the Guarantors' obligations set forth in
Article IV.

     "Hazardous Materials" means any substances or materials
(a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any applicable Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority with jurisdiction, (c) the presence of which require investigation or remediation under any applicable Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any toxic substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas, excepting, however, any such materials lawfully operated and/or managed pursuant to applicable Environmental Laws.

     "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

     "Initial Eligible Properties" means, collectively, the following six (6) properties: Heritage Club, the Legends of Myrtle Beach Golf Courses, Oyster Bay, The Woodlands, Olde Atlanta and
Northgate Country Club.

     "Interest Expense" means, with respect to any Person for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases) of such Person, all determined for such period on a Consolidated basis in accordance with GAAP.

     "Interest Period" means each period of thirty (30) days, under this Agreement, with respect to which the Eurodollar Rate shall be determined; provided that:

          (a) each Interest Period shall commence on the date of advance of or Conversion to any Eurodollar Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;


          (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (d) no Interest Period shall be permitted to extend beyond the Termination Date; and

          (e)  there shall be no more than five (5) Interest
     Periods outstanding at any time.

     "Issuing Lender" means NationsBank, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "L/C Commitment" means Ten Million Dollars ($10,000,000).

     "L/C Facility" means the letter of credit facility established pursuant to Article IIA

     "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

     "Legends of Myrtle Beach Golf Courses" means Heathland,
Moorland and Parkland.

     "Legends of Virginia Golf Courses" means Stonehouse Golf Club and Royal New Kent.

     "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to
Section 13.10.

     "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

     "Lessee" means the operator of a golf course property under a Participating Lease.

     "Letter of Credit Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2A.5.

     "Letters of Credit" shall have the meaning assigned thereto in
Section 2A.1(a).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loan" means any Loan made to the Borrower pursuant to Article II and all such Loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Notes, any Hedging Agreement executed by any Lender, the Security Documents and each other document, instrument and agreement executed and delivered by any Credit Party or on behalf of such entity by its counsel in connection with this Agreement or otherwise referred to in this Agreement or contemplated hereby, all as may be amended, restated or otherwise modified.

     "Maintenance Capital Expenditures" means a Capital Expenditure made by the Borrower for the purpose of repairing, replacing or refurbishing a then-existing capital asset of the Borrower.

     "Management Expense" means, with respect to any Eligible
Property for any period, an amount equal to three percent (3%) of the Gross Golf Revenues during such period with respect to each such Eligible Property.

     "Material Adverse Effect" means, with respect to any Credit Party, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its material obligations under the Loan Documents, Participating Leases or Material Contracts, in each case to which it is a party, after the applicable notice and cure periods, if any, have elapsed.

     "Material Contract" means (a) any contract or other agreement, written or oral, of any Credit Party involving monetary liability of or to any such Person in an amount in excess of $250,000 per annum, or (b) any other contract or agreement, written or oral, of any Credit Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA
Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "Myrtle Beach Golf Courses" means collectively Heathland,
Moorland, Parkland, Heritage Golf Club and Oyster Bay.

     "NationsBank" means NationsBank, N.A., a national banking association, and its successors.

     "Net Income" means, with respect to the Credit Parties for any period, the Consolidated net income (or loss) of the Credit Parties for such period determined in accordance with GAAP.

     "Notes" means the separate Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A hereto, evidencing the Credit Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

     "Notice of Prepayment" shall have the meaning assigned thereto in Section 2.3(c).

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the Letter of Credit Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Agent under any Hedging Agreement and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note or any of the other Loan Documents.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

     "Other Taxes" shall have the meaning assigned thereto in
Section 3.13(b).

     "Participating Lease" means the Lease between the Borrower as lessor and the operator of each golf course property as the Lessee.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Permitted Liens" means any Liens permitted under Section
10.3.

     "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by NationsBank as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Register" shall have the meaning assigned thereto in Section
13.10.

     "Required Lenders" means, at any date, any combination of holders other than Defaulting Lenders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes exclusive of Notes held by Defaulting Lenders, or if no amounts are outstanding under the Notes, any combination of Lenders other than Defaulting Lenders whose Commitment Percentages would aggregate at least sixty-six and two-thirds percent (66-2/3%) if the Commitments of each Defaulting Lender were excluded from the Aggregate Commitment.

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2A.5 for amounts drawn under Letters of Credit.

     "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

     "S&P" means Standard and Poors Ratings Group.

     "Security Documents" means the collective reference to each Mortgage, Deed of Trust or similar instrument, Security Agreement and other agreement or writing pursuant to which the Borrower conveys a Lien on or grants a security interest in any property or assets as security for the Obligations or any Person guarantees the payment and/or performance of the Obligations.

     "Solvent" means, as to the Credit Parties on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Stabilized Golf Course" means, as of any date of determination, a golf course property for which the (a) total revenues, (b) total expenses, and (c) EBITDAR of the Lessee of such golf course property determined solely with regard to such golf course property for the then most recently ended twelve-month period do not deviate by more than fifteen percent (15%), positive or negative, from the total revenues, total expenses and EBITDAR of such Lessee, respectively, for such golf course property for the twelve month period immediately preceding the then most recently ended twelve month period.

     "Stock" means all shares, options, interests or other equivalents (howsoever designated) of or in a corporation, whether voting or nonvoting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     "Subordinated Debt" means Debt of any Credit Party subordinated in right and time of payment to the Obligations on terms satisfactory to the Agent and Required Lenders.

     "Subsidiary" means as to any Person, any corporation, partner-ship or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" in this Agreement shall refer to those of GTA.

     "Tangible Net Worth" means Total Assets (but excluding therefrom capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and Affiliates and any other items which would be treated as intangibles under
GAAP), less Total Liabilities.

     "Taxes" shall have the meaning assigned thereto in Section
3.13(a).

     "Termination Date" means the earliest of the dates referred to in Section 2.5.

     "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or
(f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Title Insurance Commitment" shall have the meaning assigned thereto in subparagraph (d) of the definition of Eligible
Properties.

     "Total Assets" means, as of any date, the aggregate amount of
(a) all assets which would be reflected on a Consolidated balance sheet of the Credit Parties prepared in accordance with GAAP (b) plus accumulated depreciation in accordance with GAAP.

     "Total Liabilities" means, as of any date, the aggregate amount of all liabilities which would be reflected on a Consolidated balance sheet of the Credit Parties prepared in accordance with GAAP.

     "Uniform Customs" the Uniform Customs and Practice for
Documentary Credits (1994 Revision), International Chamber of
Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

     "United States" means the United States of America.

     SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference in this Agreement to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3    Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b)  Miscellaneous.  The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.



                           ARTICLE II

                    REVOLVING CREDIT FACILITY

     SECTION 2.1 Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower from time to time from the Closing Date through, but not including, the Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) and Letter of Credit Obligations shall not exceed the lesser of (i) the Aggregate Commitment and
(ii) the Borrowing Base, and (b) the principal amount of outstand-ing Loans from any Lender to the Borrower plus such Lender's Commitment Percentage of the Letter of Credit Obligations then outstanding shall not at any time exceed such Lender's Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans under this Agreement until the Termination Date.

     SECTION 2.2    Procedure for Advances of Loans.

     (a) Requests for Borrowing. The Borrower shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) at least two (2) Business Days before each Base Rate Loan and (ii) at least three (3) Business Days before each Eurodollar Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (C) whether such Loan is to be a Eurodollar Loan or a Base Rate Loan. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Agent or by wire transfer to such account as may be agreed upon by the Borrower and the Agent from time to time. Unless the Agent shall have received notice from a Lender that such Lender will not make available to the Agent such Lender's Commitment Percentage of the requested Loan, the Agent shall disburse such Lender's Commitment Percentage of the Loans.

     SECTION 2.3    Repayment of Loans.

     (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Loans in full, together with all accrued but unpaid interest thereon, on the Termination
Date.

     (b)  Mandatory Repayments.

          (A) If at any time the outstanding principal amount of all Loans exceeds the lesser of (i) the Aggregate Commitment less the Letter of Credit Obligations and (ii) the Borrowing Base, the Borrower shall repay immediately upon written notice from the Agent, by payment to the Agent for the account of the Lenders, the Loans in an amount equal to such excess.

          (B) The Loans shall also be prepaid by any amount required to be paid under Section 5.6(c) or Section 10.6 of this Agreement and by the amount of all casualty proceeds required to be repaid under any Security Documents.

          (C) Each such repayment under this Section 2.3(b) shall be (i) accompanied by any amount required to be paid pursuant to Section 3.12 of this Agreement, together with interest accrued thereon to the date of repayment and (ii) applied first to the outstanding Base Rate Loans up to the full amount thereof and second to the outstanding Eurodollar Loans up to the full amount thereof.

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, by giving the Agent irrevocable notice in the form attached hereto as Exhibit C (a "Notice of Prepayment") not later than 11:00 a.m. (Charlotte time) at least three (3) Business Days before each prepayment of a Loan specifying the date and amount of repayment, provided, however, that the Borrower may not repay any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto unless such payment is accompanied by any amount required to be paid pursuant to Section 3.12 of this Agreement. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.12 of this Agreement.

     SECTION 2.4 Notes. Each Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrower under this Agreement, plus interest and all other fees, charges and other amounts due thereon as required under this Agreement. Each Note shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

     SECTION 2.5    Termination of Credit Facility.  The Credit
Facility shall terminate on the earlier of (a) the second anniversary of the Closing Date, and (b) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a).

     SECTION 2.6 Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Letters of Credit (a) to pay in full the existing Debt under the Loan Agreement dated February 12, 1997 between the Borrower and NationsBank, and (b) to finance the purchase of Stabilized Golf Courses which have otherwise been approved in writing by the Agent; provided that (i) up to $10,000,000 may be used to purchase golf courses which are not Stabilized Golf Courses, and (ii) up to $10,000,000 less the Letter of Credit Obligations may be used for working capital and general corporate requirements of the Borrower, including the payment of certain fees and expenses incurred in connection with this transaction.



                           ARTICLE IIA

                    LETTER OF CREDIT FACILITY

     SECTION 2A.1 Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agree-ments of the other Lenders set forth in Section 2A.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the date which is sixty (60) days prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the Letter of Credit Obligations would exceed the lesser of (1) the L/C Commitment or
(2) the Borrowing Base or (b) the sum of the aggregate principal amount of all outstanding Loans and Letter of Credit Obligations would exceed the lesser of (1) the Aggregate Commitment or (2) the Borrowing Base. Each Letter of Credit shall (i) be denominated in Dollars, (ii) be a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date not more than one year later in the case of a standby letter of credit but in no event later than the Termination Date and (iv) be subject to the Uniform Customs and Practice for Documentary Credits and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions, modifications or confirmations of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 2A.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Agent's Office an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2A.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.
The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's participation therein, determined in accordance with Section 2A.4(a), all promptly following the issuance of such Letter of Credit.

     SECTION 2A.3   Commissions and Other Charges.

     (a) The Borrower shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission on the face amount of each Letter of Credit in an amount per annum equal to the then Applicable Margin, determined in accordance with Section 3.1(b). Such commission shall be paid in advance upon issuance of each Letter of Credit.

     (b) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Agent in accordance with their respective Commitment Percentages.

     SECTION 2A.4   L/C Participations.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2A.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 2A.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 2A.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 2A.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of
(a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article IIA from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 2A.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article V, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

     SECTION 2A.6 Obligations Absolute. The Borrower's obliga-tions under this Article IIA (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 2A.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct or breach under this Agreement. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct or breach under this Agreement and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 2A.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article IIA, the provisions of this Article IIA shall apply.



                           ARTICLE III

                     GENERAL LOAN PROVISIONS

     SECTION 3.1    Interest.

     (a)  Interest Rate Options.  Subject to the provisions of this
Section 3.1, at the election of the Borrower in accordance with
Article II, the unpaid principal balance of any Loan shall bear interest at (A) the Base Rate, or (B) the Adjusted Eurodollar Rate plus, in either case, the Applicable Margin. The Borrower shall select the type of interest rate applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2(a) or at the time a Notice of Conversion/Continuation is given pursuant to
Section 3.2. Any Loan as to which the Borrower has not duly specified an interest rate as provided immediately above shall be deemed a Base Rate Loan.

     (b)  Applicable Margin.  The Applicable Margin provided for in
Section 3.1(a) with respect to the Eurodollar Loans (the
"Applicable Margin") shall equal 2.00%; provided that:

          (i) at any time the Borrowing Base is greater than or equal to 1.30 times the Aggregate Commitment, the Applicable
     Margin shall equal 1.75%; and

          (ii) if at any time GTA obtains an investment-grade senior debt rating by Moody's and S&P, then, irrespective of the ratio of the Borrowing Base to the Aggregate Commitment, the Applicable Margin shall be determined by reference to the lower of Moody's or S&P's rating thereof in accordance with the following pricing matrix:


     Senior Debt Rating            Applicable Margin Per Annum

     BBB/Baa2 or higher                 1.20%
     BBB-/Baa3                          1.30%

Adjustments, if any, in the Applicable Margin shall be made by the Agent on the earlier of (A) the tenth (10th) Business Day after receipt by the Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Borrowing Base Certificate setting forth the Borrowing Base of the Borrower and Officer's Compliance Certificate setting forth the ratings, if any, of the senior Debt of the Borrower as of the most recent fiscal quarter end, or (B) the third (3rd) Business Day following the Agent's receipt of actual knowledge of a relevant change in such ratings. At any time when GTA does not have an investment-grade senior debt rating by Moody's and S&P and subject to Section 3.1(e), in the event the Borrower fails to deliver such financial statements within the time required by Section 7.1(a) of this Agreement, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

     (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request or Convert to Eurodollar Loans,
(ii) all outstanding Eurodollar Loans may at the option of the Agent and shall at the direction of the Required Lenders bear interest at a rate per annum which shall be two percent (2%) in excess of the rate then applicable to Eurodollar Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (d) Interest Payment and Computation. Interest on each Loan shall be payable in arrears on the last Business Day of each month, commencing July 31, 1997, and on the Termination Date. All interest rates, fees and commissions provided under this Agreement shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest under this Agreement in excess of the highest rate permissible under Applicable Law, the rate in effect under this Agreement shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum rate permitted by Applicable Law or shall apply such excess to the principal balance of the Obligations if permitted by Applicable Law (in either event, Agent shall advise Borrower in writing promptly of its decision). It is the intent of this Agreement that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) Convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $500,000 or any whole multiple of $100,000 in excess thereof into one or more Eurodollar Loans, and
(b) upon the expiration of any Interest Period, (i) Convert all or any part of its outstanding Eurodollar Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans, or (ii) continue such Eurodollar Loans as Eurodollar Loans. Whenever the Borrower desires to Convert or continue Loans as provided immediately above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed Conversion or continuation of such Loan is to be effective specifying (A) the Loans to be Converted or continued, and, in the case of any Eurodollar Loan to be Converted or continued, the last day of the Interest Period therefor, (B) the effective date of such Conversion or continuation (which shall be a Business Day), and (C) the principal amount of such Loans to be Converted or continued. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 3.3    Fees.

     (a) Unused Fee. Commencing on the Closing Date, the Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable fee at a rate per annum equal to (i) 0.375% on the average daily unused portion of the Aggregate Commitment, if the average daily unused portion of the Aggregate Commitment is at least 50% of the Aggregate Commitment during the applicable quarter, and (ii) 0.250% on the average daily unused portion of the Aggregate Commitment, if the average daily unused portion of the Aggregate Commitment is less than 50% of the Aggregate Commitment during the applicable quarter. The commitment fee shall be payable quarterly in arrears on the last Business Day of each quarter during the term of this Agreement commencing July 31, 1997, and on the Termination Date. Such commitment fee shall be distributed by the Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

     (b)  Agent's and Other Fees.  The Borrower shall pay to the
Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent dated June 17, 1997.

     SECTION 3.4    Payment.

     (a) Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent at the Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth in this Agreement its pro rata share of such payment in accordance with this Section 3.4 such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of the Agent's fees or the expenses of the Agent or the Issuing Lender shall be made for the account of the Agent. Each payment to the Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.
Any amount payable to any Lender under Section 3.7, 3.8, 3.12 or
13.2 shall be paid to the Agent for the account of the applicable
Lender.

     (b) Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower under this Agreement, then to all indemnity obligations then due and payable by the Borrower under this Agreement, then to all Agent's fees then due and payable by Borrower under this Agreement, then to all commitment and other fees and commissions then due and payable by Borrower under this Agreement, then to accrued and unpaid interest on the Notes, and any termination payments due from Borrower in respect of a Hedging Agreement with any Lender (pro rata in accordance with all such amounts due), and then to the principal amount of the Notes, in that order.

     SECTION 3.5 Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obliga-tions may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     (b) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this
Section 3.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

     SECTION 3.6 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations under this Agreement), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of
(a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is
360. A certificate of the Agent with respect to any amounts owing under this Section 3.6 shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the Adjusted Eurodollar Rate, on demand, from the Borrower. The failure of any Lender (a "Defaulting Lender") to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, under - this Agreement to make its Commitment Percentage of such Loan available to Borrower on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

     SECTION 3.7 Indemnity. The Borrower hereby indemnifies each of the Lenders against any reasonable and actually incurred loss or expense which arises or is directly attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due under this Agreement in connection with a Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing, or (c) due to any payment or prepayment of any Loan on a date other than the date specified for such payment in the applicable Notice of Prepayment; provided, however, the Borrower shall have no such obligation to any Lender who is a Defaulting Lender. The amount of such reasonable and actually incurred loss or expense shall be determined, in the applicable Lender's sole reasonable discretion, based upon the condition that such Lender funded its Commitment Percentage of the Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 3.8    Increased Cost and Reduced Return.

     (a) If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency; excepting, however, any such change occasioned by such Lender's default or non-compliance with such applicable rules:

          (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Letters of Credit, its Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

          (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender under this Agreement; or

          (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand (and a full written explanation for the increase) such amount or amounts solely applicable to its Loan or in relationship of its Loan to other loans of such Lender as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.8, the Borrower may, in its sole discretion, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested, if applicable, subject to the foregoing conditions and caveats.

     (b) If, after the date of this Agreement, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations under this Agreement to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) Each Lender shall promptly notify the Borrower and the Agent in writing of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section shall promptly furnish to the Borrower and the Agent a written statement setting forth the additional amount or amounts to be paid to it under this Agreement which (subject to the terms of this Agreement) shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     SECTION 3.9 Limitation on Types of Loans. If on or prior to the first day of any Interest Period the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period then the Agent shall give the Borrower prompt written notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans or continue Eurodollar Loans, and the Borrower shall, at its election, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, prepay such Eurodollar Loans, or Convert such Eurodollar Loans into Base Rate Loans, or prepay the Obligations in full and terminate this Agreement.

     SECTION 3.10 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans under this Agreement, then such Lender shall promptly notify the Borrower thereof in writing and such Lender's obligation to make or continue Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section
3.11 shall be applicable).

     SECTION 3.11 Treatment of Affected Loans. If the obligation of any Lender to make or continue Eurodollar Loan shall be suspended pursuant to Section 3.9 or 3.10 of this Agreement and unless such Eurodollar Loans are paid, until such Lender gives prior written notice to the Borrower as provided below that the circumstances specified in Section 3.9 or 3.10 of this Agreement no longer exist:

          (a) to the extent that such Lender's Eurodollar Loans have been so Converted into Base Rate Loans, all payments and prepayments of principal that would otherwise be applied to the Eurodollar Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or continued by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives written notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.9 or 3.10 of this Agreement no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender's Base Rate Loans may be Converted to Eurodollar Loans.

     SECTION 3.12 Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable, good faith opinion of such Lender) to compensate it for any reasonable and actually incurred loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 11.2) on a date other than the last day of the Interest Period for such Loan; or

          (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article V to be satisfied) to borrow or prepay a Eurodollar Loan on the date for such borrowing or prepayment specified in the relevant Notice of Borrowing or Notice of Prepayment under this Agreement.

     SECTION 3.13 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent under this Agreement or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in
Section 13.1, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement by the Borrower or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13) properly paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages of this Agreement and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue
Code), certifying to the Agent and the Borrower that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.13(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.13(a) or 3.13(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required under this Agreement, the Borrower shall take such reasonable steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.13, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

     (h) Without prejudice to the survival of any other agreement of the Borrower arising in connection with this Agreement, the agreements and obligations of the Borrower contained in this
Section 3.13 shall survive the termination of the Commitments and the payment in full of the Notes.

     SECTION 3.14 REIT Status. GTA will timely make an election to be treated, commencing with its taxable year ending December 31, 1997, as a "real estate investment trust" under Sections 856 through 860 of the Code and will not thereafter (i) revoke such election, (ii) take or fail to take any action that will cause such election to be terminated or to cease to be valid at any time,
(iii) incur liability for any excise tax under Section 4981 of the Code or (iv) incur liability for any prohibited transaction under
Section 857(b) of the Code.



                           ARTICLE IV

                            GUARANTY

     SECTION 4.1 Guaranty of Obligations of Borrower. Each Guarantor hereby unconditionally guaranties to the Agent for the ratable benefit of the Agent and the Lenders, and their permissible respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Agent or any Lender or acquired by the Agent or any Lender through assignment, endorsement or otherwise as permitted under this Agreement, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower to the Agent or any Lender, including all of the foregoing, being hereinafter collectively referred to as the "Guaranteed Obligations").

     SECTION 4.2 Nature of Guaranty. Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:

          (a) the genuineness, validity, regularity, enforce-ability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower is or may become a party;

          (b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by the Agent or any Lender with respect to any of the provisions of this Agreement or any other Loan Document;

          (c) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or

          (d) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that its obligations under this Guaranty shall not be discharged until the final and indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Aggregate Commitment. Each Guarantor expressly waives all rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Agent or any Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor. Each Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, any Guarantor or any other party or any security for the payment and performance of the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to the Agent or any Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Agent or Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this Guaranty and such waivers, the Agent and Lenders would decline to enter into this Agreement.

     SECTION 4.3 Demand by the Agent. In addition to the terms set forth in Section 4.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under this Agreement are declared to be immediately due and payable in accordance with the terms of this Agreement, then the Guarantors shall, upon demand in writing therefor by the Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable. Payment by the Guarantors shall be made to the Agent, to be credited and applied upon the Guaranteed Obligations, in immedi-ately available federal funds to an account designated by the Agent or at the address referenced in this Agreement for the giving of notice to the Agent or at any other address that may be specified in writing from time to time by the Agent.

     SECTION     Waivers.  In addition to the waivers contained
in Section 4.3, each Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Agent or the Lenders of, this Guaranty. Each Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

     SECTION 4.5 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing in this Agreement contained shall impair, as between the Borrower, the Agent and the Lenders, the obligations of the Borrower under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Agent or any Lender to any Person or Persons, any reference to any "Agent" or "Lenders" in this Agreement shall be deemed to refer equally to such Person or Persons.

     SECTION 4.6    Modification of Loan Documents etc.  If the
Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, the Guarantors:

          (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

          (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

          (c)  amend or modify, in any manner whatsoever, the Loan
     Documents;

          (d) extend or waive the time for performance by the Guarantors, the Borrower or any other Person of, or compliance with, any term, covenant or agreement (other than this Guaranty) on its part to be performed or observed under a Loan Document, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

          (e) take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agent or the Lenders have been granted a Lien, to secure any Debt of any Guarantor or the Borrower to the Agent or the Lenders;

          (f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or the Borrower to the Agent or any Lender;

          (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantors or the Borrower are subordinated to the claims of any Agent or any Lender; or

          (h) apply any sums by whomever paid or however realized to any amounts owing by the Guarantors or the Borrower to the Agent or any Lender in such manner as the Agent or any Lender shall determine in its discretion;

then neither the Agent nor any Lender shall incur any liability to the Guarantors as a result thereof, and no such action shall impair or release the obligations of the Guarantors under this Guaranty.

     SECTION 4.7 Reinstatement. Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by any Agent or Lender to the Borrower, their estate, trustee, receiver or any other party, including, without limitation, such Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, such Guarantor's liability under this Agreement shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment.

     SECTION 4.8 Waiver of Subrogation and Contribution. Each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Borrower that arise from the existence or performance of such Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Agent or the Lenders against the Borrower security or collateral which the Agent or the Lenders now have or may hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made under this Agreement or otherwise, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

     SECTION 4.9 Remedies. Upon the occurrence of any Event of Default, the Agent may enforce against any Guarantor its obligations and liabilities under this Agreement and exercise such other rights and remedies as may be available to the Agent under this Agreement, under the Loan Documents or applicable law.

     SECTION 4.10   Limit of Liability.  The obligations of each
Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.



                            ARTICLE V

          CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. in
Charlotte, North Carolina at 10:00 a.m. on June 20, 1997 or at such other place and on such other date as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Loan. The obligation of the Lenders to close this Agreement and to make the initial Loan and of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of each of the following conditions:

          (a)  Executed Loan Documents.  The following Loan
     Documents, in form and substance satisfactory to the Agent and each Lender:

               (i)    this Agreement;

               (ii)   the Notes;

               (iii)  the Security Documents; and

               (iv)   the Financing Statements

     shall have been duly authorized, executed and delivered by the Borrower and each other Credit Party, as applicable, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower and each other Credit Party, as applicable, shall have delivered original counterparts thereof to the Agent.

          (b) Lien Search. The Borrower shall have delivered the results of a Lien search of all filings made against the Borrower under the Uniform Commercial Code as in effect in any state in which any of the golf course properties are located, indicating among other things that its respective assets are free and clear of any Lien except for the Liens permitted by
     Section 10.3.

          (c) Insurance. The Agent shall have received certifi-cates of insurance and, if requested, certified copies of insurance policies in the form required under Section 8.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to the Agent.

          (d) Title Insurance. The Agent shall have received a marked up Title Insurance Commitment for each of the Initial Eligible Properties and the Legends of Virginia Golf Courses dated the Closing Date (or an earlier date acceptable to the Agent in its sole discretion). The binders shall be in an amount not less than the aggregate Appraised Value of the Initial Eligible Properties and of the Legends of Virginia Golf Courses.

          (e)  Surveys.  The Agent shall have received a Boundary
     Survey for each of the Initial Eligible Properties and the Legends of Virginia Golf Courses.

          (f) Environmental Assessment of Realty. The Agent shall have received an Environmental Assessment Report for each of the Initial Eligible Properties and the Legends of Virginia
     Golf Courses.

          (g) Flood Certificates. The Agent shall have received a certification in form and substance acceptable to the Agent that no portion of any of the Initial Eligible Properties or the Legends of Virginia Golf Courses is located in a flood hazard area.

          (h)  Closing Certificates; etc.

               (i) Certificate of GTA. The Agent shall have received a certificate from the chief executive officer or chief financial officer of GTA, in form and substance reasonably satisfactory to the Agent, to the effect that all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete to the best knowledge of such Person; that to the best knowledge of such Person none of the Credit Parties is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that to the best knowledge of such Person the Borrower has satisfied each of the closing conditions.

               (ii) Certificate of Secretary of the General
          Partner. The Agent shall have received a certificate of the secretary or assistant secretary of GTA GP, in its capacity as the Managing General Partner of the Borrower certifying on behalf of the Borrower that attached thereto is a true and complete copy of the Agreement of Limited Partners of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of GTA GP authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party; and as to the incumbency and genuineness of the signature of each officer of GTA GP executing Loan Documents to which the Borrower is a party.

               (iii)  Certificate of Secretary of each
          Guarantor. The Agent shall have received a certificate of the secretary or assistant secretary of each Guarantor certifying that attached thereto is a true and complete copy of the articles of incorporation of such Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its juris-diction of incorporation; that attached thereto is a true and complete copy of the bylaws of such Guarantor as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Guarantor authorizing the borrowings contemplated under this Agreement and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of such Guarantor executing Loan Documents to which it is a party.

               (iv) Certificates of Existence. The Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower and each Guarantor under the laws of its jurisdiction of organization and each other jurisdiction where such Person is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

               (v) Opinions of Counsel. The Agent shall have re-ceived favorable opinions of counsel to the Borrower and the Guarantors addressed to the Agent and the Lenders with respect to the Borrower and the Guarantors, the Loan Documents and such other matters as the Lenders shall reasonably request.

               (vi) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section 3.13(d) of this Agreement.

               (vii)  Borrowing Base Certificate.  The Agent
          shall have received a Borrowing Base Certificate properly completed and executed by the Borrower, setting forth the Borrowing Base in an amount equal to or greater than the amount of the Loans to be advanced to the Borrower on the Closing Date.

          (i)  Consents; Defaults.

               (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

               (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transac-tions contemplated hereby or thereby, or which, in the Agent's reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

               (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

          (j)  Financial Matters.

               (i) Financial Statements. The Agent shall have received the most recent audited Consolidated financial statements of the Credit Parties, all in form and substance satisfactory to the Agent.

               (ii) Financial Condition Certificate. GTA shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate by the chief executive officer or chief financial officer of GTA, that (A) the Credit Parties are each Solvent, (B) the payables of each Credit Party are current and not past due, (C) attached thereto is a pro forma balance sheet of the Credit Parties setting forth on a pro forma basis the financial condition of the Credit Parties on a Consolidated basis as of that date, reflecting a pro forma basis the effect of the transactions contemplated in this Agreement, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X of this Agreement and (D) attached thereto are the financial projections previously delivered to the Agent representing the good faith opinions of GTA and senior management thereof as to the projected results contained therein.

          (k) Payment at Closing; Fee Letter. There shall have been paid by the Borrower to the Agent and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due under this Agreement (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 3.3(b).

          (l)  Miscellaneous.

               (i) Notice of Borrowing. The Agent shall have received a Notice of Borrowing from the Borrower and identification of the account or accounts into which the proceeds of such Loans are to be disbursed.

               (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

               (iii)  Due Diligence and Other Documents.  The
          Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, certified by a secretary or assistant secretary of GTA, in its capacity as the Borrower's managing general partner as a true and correct copy thereof.

     SECTION 5.3 Conditions to All Loans. The obligation of the Lenders to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing or issuance date:

          (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing date with the same effect as if made on and as of such date.

          (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing under this Agreement (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to any Letter of Credit or after giving effect to such Letter of Credit on such date.

          (c)  Officer's Compliance Certificate; Additional
     Documents.  The Agent shall have received the current
     Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

          (d) Availability. After giving effect to the requested Loan or Letter of Credit, the outstanding Extensions of Credit will not exceed (i) with respect to a Loan, the amount available pursuant to Section 2.1 and (ii) with respect to a Letter of Credit, the amount available pursuant to Section 2A.1.

     SECTION 5.4 Additional Appraisals. The Agent shall have the right to order new appraisals of the Eligible Properties no more than once each eighteen months; provided that the Agent shall have the right to order additional appraisals at any time with respect to any Eligible Property which ceases to constitute a Stabilized Golf Course. Agent shall use its reasonable, good faith efforts to manage the costs of such additional appraisals.

     SECTION 5.5 Participating Leases. All Participating Leases hereafter entered into by the Borrower with the operator of any golf course property shall include a capital expenditure reserve of at least two percent (2%). The Borrower shall not materially amend or modify any Participating Lease now or hereafter entered into with respect to any golf course property which is subject to a Lien in favor of the Agent for the benefit of the Lenders without the prior written consent of the Agent (it being understood that any amendment of the capital expenditure reserve provision shall be material).

     SECTION 5.6 Release of Collateral. Provided no Default or Event of Default exists or would result therefrom, the Agent shall file UCC termination statements and take such other action as shall be necessary to terminate the Liens on any Eligible Property (including real and personal property) in favor of the Agent, promptly upon the written request of the Borrower; provided, however, that:

          (a) The aggregate principal amount of all Extensions of Credit outstanding shall not exceed the Borrowing Base, after giving effect to the release of such Eligible Property;

          (b) At no time shall the Borrowing Base include fewer than five (5) Eligible Properties; and

          (c) If the Eligible Property which is released is refinanced, the proceeds of such refinancing, net of ordinary and customary transaction costs, shall be contemporaneously applied to the prepayment of the outstanding principal balance of the Credit Facility.



                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

     SECTION 6.1 Representations and Warranties. To induce the Agent to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, the Credit Parties hereby represent and warrant to the Agent and the Lenders that:


          (a) Organization; Power; Qualification. Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and in which the failure to qualify would have a Material Adverse Effect. The jurisdictions in which the Credit Parties are qualified to do business are described on Schedule 6.1(a).

          (b) Ownership. The Borrower has no Subsidiaries. The partners of the Borrower and the partnership interest of each is described on Schedule 6.1(b). GTA owns no Subsidiary other than GTA GP, GTA LP and the Borrower. Neither GTA GP nor GTA LP owns any Subsidiary other than the Borrower. The capitalization of the Guarantors is described on Schedule 6.1(b). All outstanding shares of stock of the Guarantors have been duly authorized and validly issued and are fully paid and nonassessable.

          (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties has the right, power and authority and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Guarantor and of the duly authorized general partner of the Borrower, and each such document constitutes the legal, valid and binding obligation of each of the Credit Parties, to the best of its knowledge, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

          (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and perfor-mance by each of the Credit Parties of the Loan Documents to which such Person is a party, in accordance with their respective terms, the borrowings under this Agreement and the transactions contemplated by this Agreement do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Credit Party, (ii) conflict with, result in a breach of or constitute a default under the agreement of limited partnership of the Borrower, the articles of incorporation, bylaws or other organizational documents of any Guarantor or any indenture, agreement or other instrument to which any Credit Party is a party or by which any of its properties may be bound or any Governmental Approval relating to any Credit Party, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Credit Party other than Liens arising under the Loan Documents.

          (e) Compliance with Law; Governmental Approvals. The Borrower, to the best of its knowledge, (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceed-ing, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, to the extent such failure to comply would have a Material Adverse Effect on the Borrower.

          (f) Tax Returns and Payments. Each of the Credit Parties has duly filed (or will duly file in accordance with Applicable Laws) or caused (or will cause in accordance with Applicable Laws) to be filed all federal, state, local and other tax returns required by Applicable Law (including the provisions of the Code and the regulations thereunder relating to "real estate investment trusts") to be filed, and has paid (or will pay in accordance with Applicable Laws), or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each of the Credit Parties in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower are in the judgment of such Person adequate, and such Person does not anticipate any additional taxes or assessments for any of such years.

          (g)  Environmental Matters.

               (i) The golf course properties of the Borrower do not contain, and to its knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of, or (B) could give rise to liability under, applicable Environmental Laws, except as otherwise set forth in the Environmental Assessment Reports;

               (ii) The golf course properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such golf course properties or such operations which could interfere with the continued operation of such golf course properties or impair the fair saleable value thereof, except as otherwise set forth in the Environmental Assessment Reports;

               (iii) The Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any golf course property or the operations conducted in connection therewith, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except as otherwise set forth in the Environmental Assessment Reports;

               (iv) Hazardous Materials have not been transported or disposed of from the golf course properties of the Borrower in violation of, or in a manner or to a location which could give rise to liability under, applicable Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such golf course properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except as otherwise set forth in the Environmental Assessment Reports;

               (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any applicable Environmental Law to which the Borrower is or will be named as a party with respect to such golf course properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to such golf course properties or such operations, except as set forth in the Environmental Assessment Reports; and

               (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws, except as set forth in the applicable Environmental Assessment Reports.

     (h)  ERISA.

               (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on
          Schedule 6.1(h);

               (ii) the Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

               (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

               (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under
          Section 412 of the Code;

               (v)  No Termination Event has occurred or is
          reasonably expected to occur; and

               (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate,
          (B) Pension Plan, or (C) Multiemployer Plan.

          (i)  [RESERVED].

          (j) Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or the Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

            Government Regulation. The Borrower is not an "in-vestment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

          (l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, to the best of the Borrower's knowledge, in full force and effect in accordance with the terms thereof. The Borrower has delivered to the Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l).

          (m) Financial Statements. The (i) audited consolidated balance sheet of the Credit Parties as of December 31, 1996 and the related statements of income and retained earnings and cash flows for the period then ended and (ii) unaudited consolidated balance sheet of the Credit Parties and as of March 31, 1997 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Agent and each Lender, are complete and correct in all material respects and fairly present the assets, liabilities and financial position of the Credit Parties as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Credit Parties have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

          (n) No Material Adverse Change. Since December 31, 1996 there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Credit Parties and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
          (o) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made under this Agreement, each of the Credit Parties will be Solvent.

          (p) Titles to Properties. The Borrower has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the consolidated balance sheet of the Credit Parties delivered pursuant to Section 6.1(m), except those which have been disposed of by the Credit Parties subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted under this Agreement.

          (q) Liens. None of the properties and assets of the Borrower is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any of its trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and the Borrower has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 of this Agreement.

          (r) Debt and Contingent Obligations. Schedule 6.1(r) is a complete and correct listing of all existing Debt and Contingent Obligations of the Credit Parties. The Borrower has performed and is in compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower exists with respect to any such Debt or Contingent Obligation.

          (s) Litigation. Except as set forth on Schedule 6.1(s), there are no actions, suits or proceedings pending after service on any of the Credit Parties nor, to the knowledge of the Credit Parties, threatened against or in any other way relating adversely to or affecting any of the Credit Parties or any of their properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

          (t) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower under any Material Contract or judgment, decree or order to which the Borrower is a party or by which the Borrower or any of its properties may be bound or which would require the Borrower to make any payment thereunder prior to the scheduled maturity date therefor.

          (u) Accuracy and Completeness of Information. All written information, reports and other papers and data prepared by or on behalf of the Credit Parties and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No such document furnished or written statement made to the Agent or the Lenders by the Credit Parties in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. None of the Credit Parties is aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as such Person can now foresee, could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certifi-cate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing under this Agreement.



                           ARTICLE VII

                FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 of this Agreement, the Credit Parties will furnish or cause to be furnished to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by the Lenders from time to time:

     SECTION 7.1    Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of GTA and the other Credit Parties as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by GTA in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of GTA to present fairly in all material respects the financial condition of GTA and the other Credit Parties as of their respective dates and the results of operations of GTA and the other Credit Parties for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of GTA and the other Credit Parties as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm reasonably acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by GTA and the other Credit Parties or any of its Subsidiaries or with respect to accounting principles followed by GTA and the other Credit Parties not in accordance with GAAP.

     (c) Quarterly Tenant Statements. Not later than sixty (60) days after the end of each fiscal quarter, a statement of income of each tenant under a Participating Lease for such quarter and for the period beginning on the first day of the fiscal year and ending on the last day of such quarter.

     SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or
(b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of GTA in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate").

     SECTION 7.3    Accountants' Certificate.  At each time
financial statements are delivered pursuant to Section 7.1(b) of this Agreement, a certificate of the Borrower's independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders:

          (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence;

          (b) including the calculations prepared by such independent public accountants required to establish whether or not the Credit Parties are in compliance with the financial covenants set forth in Article IX of this Agreement as at the end of each respective period; and

          (c) including a fully executed copy of a letter from such accountants to GTA expressly authorizing the Lenders to rely on the examination and report of such independent public accountants with respect to the audited financial statements of the Credit Parties as of and for such Fiscal Year then ending.

     SECTION 7.4    Other Reports.

     (a) Within thirty (30) days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Borrower sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which GTA files with the Securities and Exchange Commission (including each report made on Form 8-K, 10-Q and 10-K) or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by GTA to the public; and

     (b) Such other information regarding the operations, business affairs and financial condition of the Credit Parties as the Agent or any Lender may reasonably request.

     SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than thirty (30) days after an executive officer of GTA obtains knowledge thereof) telephonic and written notice of:

          (a) the commencement of all material proceedings and material investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of their respective properties, assets or businesses exceeding $250,000;

          (b) any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;

          (c) any material labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party;

          (d) any attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against or threatened against any Credit Party;

          (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Credit Party is a party or by which any Credit Party or any of their respective properties may be bound;

          (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all written notices received by any Credit Party or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all written notices received by any Credit Party or any ERISA Affiliate from a Multi-employer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, and (iv) any Credit Party obtaining written notice that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

          (g) promptly after receipt thereof, any written communication from the Internal Revenue Service which challenges GTA's status as a "real estate investment trust" within the meaning of Section 856 of the Code; and

          (h) any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect.

     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party to the Agent or any Lender (other than financial forecasts) respecting any Credit Party whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, to the best of such Credit Party's knowledge, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Credit Party's knowledge thereof.



                          ARTICLE VIII

                      AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, each Credit Party will, and will cause each of its Subsidiaries to:

     SECTION 8.1 Preservation of Existence and Related Matters. Preserve and maintain its separate corporate or partnership existence, as applicable, and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or partnership and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 8.3    Insurance.

          (a) Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are required to be maintained by the Security
     Documents and as may be required by Applicable Law.

          (b)  Require each Lessee, pursuant to the related
     Participating Lease, to maintain comprehensive public liability insurance with amounts of coverage of not less than $5,000,000 per occurrence and in the aggregate.

          (c) On the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. (In the event of any conflict between the terms of any Security Document and this Section 8.3, the terms of the Security Documents shall govern.)

     SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that each Credit Party may contest any item described in this
Section 8.5(a) in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of any Credit Party, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable and actually incurred attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multi-employer Plan,
(c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, and (e) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

     SECTION 8.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Participating Lease or Material Contract; provided, that each Credit Party may contest any such lease, agreement or other instrument, including, without limitation, any Material Contract, in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10 Borrowing Base Certificate. The Borrower shall deliver to the Agent within sixty (60) days after the end of each quarter a Borrowing Base Certificate properly completed and executed by the Borrower, setting forth the Borrowing Base as of the most recent quarter-end.

     SECTION 8.11 Visits and Inspections. Upon reasonable prior notice, permit representatives of the Agent or any Lender, from time to time during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 8.12 Subsidiaries. Concurrently with the creation or acquisition of any Subsidiary (a) cause it to execute and deliver to the Agent a supplement to the Guaranty substantially in the form of Exhibit G hereto, and (b) cause to be delivered to the Agent such other documents as the Agent or Required Lenders shall reasonably request in connection therewith, including, without limitation, officers' certificates, financial statements, opinions of counsel, resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in Section 5.2.

     SECTION 8.13 Further Assurances. Perform, make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

     SECTION 8.14 Line of Business. Continue to have as its primary business the acquisition but not construction of golf courses and related improvements (such improvements not to include accommodations) and the leasing of such golf courses and related improvements to independent lessees; provided that to the extent the improvements related to any golf course include a hotel, motel, condominiums or other lodging (collectively, "accommodations"), such accommodations shall not constitute a material portion of the Appraised Value of the golf course and related improvements.



                           ARTICLE IX

                       FINANCIAL COVENANTS

     Until all of the Obligations have been indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 of this Agreement, GTA and the other Credit Parties (on a Consolidated basis) will not:

     SECTION 9.1 Minimum Tangible Net Worth. As of the end of any quarter, permit Tangible Net Worth of GTA and its Consolidated Subsidiaries for such quarter to be less than $82,000,000 plus 80% of the aggregate net cash proceeds of any issuance or offering of capital stock received by any Credit Party after the Closing Date.

     SECTION 9.2 Liabilities to Assets Ratio. As of the end of any quarter, permit the ratio of Total Liabilities to Total Assets to exceed 0.45 to 1.00.

     SECTION 9.3 Interest Coverage Ratio. As of the end of any quarter, permit the ratio of (a) EBITDA of GTA and its Consolidated Subsidiaries for such quarter then ended to (b) Interest Expense of GTA and its Consolidated Subsidiaries for the quarter then ended to be less than 2.50 to 1.00.

     SECTION 9.4 Debt Service Coverage Ratio. As of the end of any quarter, permit the ratio of (a) EBITDA of GTA and its Consolidated Subsidiaries for the quarter then ended to (b) Debt
Service of GTA and its Consolidated Subsidiaries for the quarter then ended to be less than 2.00 to 1.00.



                            ARTICLE X

                       NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 of this Agreement, none of the Credit
Parties will:

     SECTION 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

          (a)  The Obligations;

          (b) Other secured Debt of the Borrower; provided that there shall be no recourse to the Borrower or any other Credit Party, directly or indirectly, for the payment of such Debt and or to any property of the Borrower or any other Credit Party, for the payment of such Debt; and

          (c)  Any other unsecured Debt of the Borrower.

     SECTION 10.2 Limitations on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders.

     SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired;

          (b) The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than the greater of the applicable contractual period or sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemploy-ment insurance or similar legislation;

          (d) Encumbrances on and exceptions to title contained in any Title Insurance Commitment approved in writing by the Agent and which shall in any event include Participating
     Leases;

          (e) Liens of the Agent for the benefit of the Agent and the Lenders;

          (f)  Purchase money liens and equipment leases; and

          (g)  Liens Securing Debt permitted under Section 10.1(b).

     SECTION 10.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except for the following:

          (a) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody's, (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and repurchase agreements issued by any Lender having a maturity of less than one year;

          (b) loans to officers of GTA not to exceed an aggregate of $1,000,000 at any one time outstanding;

          (c) investments in golf course properties and related improvements;

          (d) investments in unconsolidated partnerships and joint ventures; the aggregate amount of such investment in such partnerships and joint ventures (including investments existing on the Closing Date) not to exceed five percent (5%) of Total Assets at any time;

          (e)  loans to other Persons; provided that:

               (i) the proceeds of such loans will be used to construct improvements that are, or would become (as set forth below), part of a Stabilized Golf Course owned by the Borrower;

               (ii) the aggregate outstanding amount of such loans plus the amounts utilized for the construction of improvements to golf course properties to the extent permitted under Section 10.11 plus loans outstanding under Section 10.4(b) plus any amount outstanding under the Borrower's commitment to lend $9,000,000 to Golf Hosts, Inc. to be used to make various capital improvements to the Innisbrook golf course property shall not exceed 10% of Total Assets at any time;

               (iii)     the Person receiving such Loan (the
          "Recipient") shall have executed a promissory note in favor of the Borrower, in form and substance satisfactory to the Agent;

               (iv) the Recipient shall have granted to the Borrower and shall have recorded in the appropriate office a first-priority lien on the related real property (or on the Recipient's leasehold interest therein, as applicable);

               (v) the Agent shall have received an environmental assessment report by a qualified environmental consultant acceptable to the Agent, in form and substance satisfactory to the Agent, which sets forth substantially the information required by clause (b) of the definition of Eligible Property;

               (vi) the Agent shall have received an unconditional title insurance commitment, in form and issued by a title insurance company satisfactory to the Agent, to ensure the Borrower of a first lien on the appropriate real property and which otherwise complies with the requirements of clause (d) of the definition of Eligible Property;

               (vii) Borrower shall own the property on which the improvements are to be constructed or have a binding contractual right to purchase such property; and

               (viii) if the improvements will become part of an Eligible Property that is already included in the determination of the Borrowing Base, the Agent shall have received an assignment of the promissory note required by the provisions of Section 10.4(iii) above and of all collateral for such promissory note.

          (f) any other investment or acquisition, with the prior written consent of the Required Lenders.

     SECTION 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except in cases where the Borrower is the surviving party in the merger, consolidation or combination.

     SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

          (a) the sale of inventory in the ordinary course of business; and

          (b) the sale of obsolete assets no longer used or usable in the business of the Borrower; and

          (c) the sale of any golf course property; provided that the proceeds of such sale, net of ordinary and customary closing costs (including, without limitation, professional fees), are contemporaneously applied to the prepayment of the outstanding principal balance of the Credit Facility.

     SECTION 10.7 Limitations on Dividends and Distributions. During any fiscal year, declare or pay any dividends upon any of its capital stock, partnership units or other equity ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its capital stock, partnership units or other equity ownership interests, or make any distribution of cash, property or assets among the holders of its capital stock, partnership units or other equity ownership interests in an aggregate amount exceeding ninety-five percent (95%) of the Funds from Operations for such fiscal year, or if any Default shall have occurred and be continuing or would result from such distribution.

     SECTION 10.8 Transactions with Affiliates. Except as permitted under Section 10.4, directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 10.9 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

     SECTION 10.10  [RESERVED].

     SECTION 10.11 Limitations on Improvements. Permit more than 10% of Total Assets less the aggregate outstanding amount of loans permitted under Section 10.4(e) at such time to be utilized at any one time for the construction of improvements to golf course properties.

                           ARTICLE XI

                      DEFAULT AND REMEDIES

     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

          (a)  Default in Payment of Principal of Loans.  The
     Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

          (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

          (c) Misrepresentation. Any representation or warranty made or deemed to be made by any Credit Party under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

          (d)  Default in Performance of Certain Covenants.  Any
     Credit Party shall default in the performance or observance of any covenant or agreement contained in Articles IX or X of this Agreement.

          (e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to such Credit Party by the Agent; or if such default cannot reasonably be cured within such period, the Borrower does not within such thirty (30)-day period commence such act or acts as shall be necessary to remedy the default and shall not cause such default to be cured within a reasonable time, not to exceed, in any event, one hundred twenty (120) days.

          (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within ten (10) Business Days of the due date thereof.

          (g) Debt Cross-Default. Any Credit Party shall (i) default in the payment of any Debt (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) be in material default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

          (h) Other Cross-Defaults. The Borrower shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP.

          (i) Change in Control. (A) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than GTA or Larry D. Young, shall obtain ownership or control, directly or indirectly, in one or more series of transactions of more than thirty percent (30%) of the partnership interests or other equity interests of the Borrower, or (B) more than fifty percent (50%) of the board of directors of GTA shall change during any twelve month period, exclusive of any change of members resulting from (1) the death or incompetency of board members and (2) an increase in the number of members of the board of directors from seven (7) to nine (9).

          (j) Loss of REIT Status. GTA shall default in the performance of the covenant contained in Section 3.14 of this Agreement.

          (k) Voluntary Bankruptcy Proceeding. Any Credit Party shall (i) commence a voluntary case under the federal bank-ruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorgani-zation, winding up or composition for adjustment of debts,
     (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws,
     (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (l) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

          (m) Failure of Agreements. Any provision of this Agreement or of any other Loan Document (other than any usury savings clause, waiver or similar provision) shall for any reason cease to be valid and binding on any Credit Party or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms of this Agreement or thereof.

          (n) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event, or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multi-employer Plan makes a complete or partial withdrawal from any such Multi-employer Plan and the plan sponsor of such Multi-employer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000.

          (o) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $250,000 in any Fiscal Year shall be entered against the Borrower by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

          (p) Execution or Attachment. Any writ of execution, attachment or garnishment for an amount in excess of $250,000 shall be assessed against the assets of the Borrower and such writ of execution, attachment or garnishment shall not be dismissed, discharged, stayed or quashed within thirty (30) days of issuance.

     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

          (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or the issuance of Letters of Credit hereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(k) or (l), the Credit Facility and the L/C Commitment shall be automatically terminated and all Obligations shall automatically become due and payable.

          (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

          (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement (including, without limitation, the Guaranty), the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given under this Agreement or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

     SECTION 11.4 Attornment of Participating Leases. In the event the Lenders take possession of any golf course property, either as the result of foreclosure of the applicable Security Document or accepting a deed to such golf course property in lieu of foreclosure, or otherwise, or any golf course property shall be purchased at such a foreclosure by a third party, provided that (i) the Lessee shall have attorned to the Lenders or such third party,
(ii) the Lessee shall have recognized the Lenders or such third party as its landlord under the related Participating Lease and
(iii) the Lessee is not in default under such Participating Lease, the Lenders or such third party will recognize and accept the Lessee as their tenant thereunder; provided, however, that the Lenders or such third party shall not be:

     (a)  liable for any act or omission of any prior landlord
(including the Borrower); or

     (b) subject to any offsets or defenses which the Lessee might have against any prior landlord (including the Borrower);

     (c) bound by any rent or additional rent which the Lessee might have paid for more than two months in advance to any prior landlord (including the Borrower); or

     (d)  bound by any material amendment to such Participating
Lease that has not been approved by the Agent in writing pursuant to the provisions of Section 5.5.


                           ARTICLE XII

                            THE AGENT

     SECTION 12.1   Appointment, Powers, and Immunities.

     (a) Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

     (b) The Agent shall administer the Credit Facility in the same manner as if the entire Aggregate Commitment were held by the Agent in its own portfolio. The Agent shall forward to the Lenders all documents received by it from the Borrower pursuant to the terms of this Agreement, unless the Borrower is obligated under this Agreement to make delivery of such documents to the Lenders.

     (c) The Agent (which term as used in this sentence and in Section 12.5 and the first sentence of Section 12.6 of this Agreement shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations under this Agreement; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and
(e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

     SECTION 12.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) reasonably believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes of this Agreement unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 13.10 of this Agreement. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     SECTION 12.3 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders and the Borrower. The Agent shall (subject to Section 12.2 of this Agreement) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

     SECTION 12.4 Rights as Lender. With respect to its Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender under this Agreement shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or Affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     SECTION 12.5 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 3.7 of this Agreement, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 13.2, to the extent that the Agent is not promptly reimbursed for such reasonable and actually incurred costs and expenses by the Borrower. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

     SECTION 12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Agreement, to make Loans hereunder and to issue or participate in Letters of Credit hereunder and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or Affiliates that may come into the possession of the Agent or any of its Affiliates.

     SECTION 12.7   Resignation; Removal of Agent; Successor
Agents.

     (a) Resignation of Agent. The Agent may resign at any time by giving prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be an Eligible Assignee having total assets of at least $25,000,000,000.

     (b) Removal of Agent. The Lenders may remove NationsBank as Agent hereunder and appoint a successor Agent upon not less than thirty (30) days' prior written notice signed by Lenders whose Commitment Percentages equal sixty six and two thirds percent (66.67%) of the Aggregate Commitment exclusive of NationsBank's Commitment, if (i) NationsBank's Commitment is less than twenty million dollars ($20,000,000) and no Event of Default has occurred and is continuing or (ii) NationsBank is grossly negligent or is guilty of willful misconduct in the performance of its duties hereunder, as determined in the reasonable discretion of the Lenders signing the foregoing written notice.

     (c) Successor Agents. Upon the acceptance of any appointment as Agent under this Agreement by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent upon written notice thereof to Borrower, and the retiring Agent shall be discharged from its duties and obligations under this Agreement excepting with respect to its willful misconduct or gross negligence occurring prior to its discharge. After any retiring Agent's resignation or removal under this Agreement as Agent, the provisions of this Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                          ARTICLE XIII

                          MISCELLANEOUS

     SECTION 13.1   Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications under this Agreement shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service, and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.


     If to the Borrower:      Golf Trust of America, L.P.
                              c/o GTA
                              14 North Adgers Wharf
                              Charleston, South Carolina  29401
                              Attention:  W. Bradley Blair, III
                                          and Scott D. Peters
                              Telephone No.:  803/723-4653
                              Telecopy No.:   803/723-0479

     With copies to:          O'Melveny & Myers LLP
                              275 Battery Street, 26th Floor
                              San Francisco, California  94105
                              Attention:  Peter T. Healy, Esq.
                              Telephone No.:  (415) 984-8833
                              Telecopy No.:   (415) 984-8701


     If to GTA:               Golf Trust of America, Inc.
                              c/o GTA
                              14 North Adgers Wharf
                              Charleston, South Carolina  29401
                              Attention:  W. Bradley Blair, III
                                          and Scott D. Peters
                              Telephone No.:  803/723-4653
                              Telecopy No.:   803/723-0479


     If to GTA GP:            GTA GP, Inc.
                              c/o GTA
                              14 North Adgers Wharf
                              Charleston, South Carolina  29401
                              Attention:  W. Bradley Blair, III
                                          and Scott D. Peters
                              Telephone No.:  803/723-4653
                              Telecopy No.:   803/723-0479


     If to GTA LP:            GTA LP, Inc.
                              c/o GTA
                              14 North Adgers Wharf
                              Charleston, South Carolina  29401
                              Attention:  W. Bradley Blair, III
                                          and Scott D. Peters
                              Telephone No.:  803/723-4653
                              Telecopy No.:   803/723-0479


   If to NationsBank as         NationsBank, N.A.
   Agent or as Issuing Lender:  Commercial Banking
                                2501 Oak Street, 2nd Floor
                                Myrtle Beach, South Carolina  29577-0807
                                Attention:  Dale Zeglin
                                Telephone No.:  (803) 946-3259
                                Telecopy No.:   (803) 946-3211


     If to any Lender:        To the Address set forth on
                                Schedule 1 hereto


     (c) Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Agent's Office referred to in this Agreement, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

     SECTION 13.2 Expenses; Indemnification. (a) The Borrower agrees to pay on demand all reasonably and actually incurred costs and expenses of the Agent, NationsBanc Capital Markets, Inc. and the Lenders in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered under this Agreement, including, without limitation, the reasonable fees and expenses of counsel for the Agent, NationsBanc Capital Markets, Inc. and the Lenders (including the cost of internal counsel) with respect thereto and with respect to advising the Agent or any Lender as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all reasonably and actually incurred costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable and actually incurred attorneys' fees and expenses and the reasonably and actually incurred cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered under this Agreement.

     (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates (including, without limitation, NationsBanc Capital Markets, Inc.) and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable and actually incurred attorneys'
fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated in this Agreement or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 13.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated in this Agreement or the actual or proposed use of the proceeds of the Loans.

     (c) Without prejudice to the survival of any other agreement of the Borrower under this Agreement, the agreements and obligations of the Borrower contained in this Section 13.2 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

     SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section
13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

     SECTION 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accor-dance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations under this Agreement or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations under this Agreement or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this
Section 13.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 13.6 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

     SECTION 13.8   Injunctive Relief; Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Agent, Lender and Borrower (on behalf of itself and its Subsidiaries) hereby agrees that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any judicial proceeding, dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), whether such Dispute is resolved through arbitration or judicially.

     (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by GTA, the Borrower or any Subsidiary thereof to determine compliance with any covenant contained in this Agreement, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 13.10  Assignments and Participations.  (a)    Each
Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement
(including, without limitation, all or a portion of its Loans, its Note, and its Commitment); provided, however, that

          (i) so long as no Default or Event of Default has occurred and is continuing, NationsBank's Commitment shall not be less than $20,000,000 and provided, further, that NationsBank shall promptly notify each of the other Lenders in writing if NationsBank's Commitment is less than $20,000,000;

          (ii) each such assignment shall be to an Eligible
     Assignee;

          (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

          (iv) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Note;

          (v) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit F hereto, together with any Note subject to such assignment and a processing fee of $3,500; and

          (vi) Borrower shall receive prior written notice thereof.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender under this Agreement and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement excepting with respect to any gross negligence or willful misconduct on the part of such assigning Lender prior to the date of such assignment
 . Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.13.

     (b)  The Agent shall maintain at its address referred to in
Section 13.1 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower (or any of its agents or advisors) or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the parties thereto and to the Borrower.

     (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loans); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III and the right of set-off contained in
Section 3.5, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, increasing the Aggregate Commitment or, except as set forth in Section 5.6, changing the calculation or method of determination of the Borrowing Base Availability).

     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations under this Agreement.

     (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

     SECTION 13.11 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if Article XI or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders (other than Defaulting Lenders), (i) increase the Commitments of the Lenders, (ii) extend the time of the obligation of the Lenders to make Loans or to issue or participate in Letters of Credit, (iii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable under this Agreement,
(iv) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or Reimbursement Obligation or any fees or other amounts payable hereunder or for termination of any Commitment, (v) change the percentage of the Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) except as set forth in
Section 5.6, modify the calculation or method of determination of the Borrowing Base availability, (vii) release any Guarantor or, except as set forth in Section 5.6, all or substantially all of the Collateral, (viii) modify the provisions of Section 10.1 or (ix) modify the provisions of Section 10.3. In addition, no amendment, waiver or consent to the provisions of Article IIA shall be made without the written consent of the Issuing Lender.

     SECTION 13.12  Performance of Duties.  The Borrower's
obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

     SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Docu-ments shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

     SECTION 13.15  Titles and Captions.  Titles and captions of
Articles, Sections and subsections in this Agreement are for conve-nience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unen-forceability without invalidating the remainder of such provision or the remaining provisions of this Agreement or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 13.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.


[CORPORATE SEAL]        GOLF TRUST OF AMERICA, L.P., a
                        Delaware limited partnership

                             By:  GTA, GP, Inc., a Maryland
                                  corporation, its general
                                  partner



                                  By:  /s/ W. Bradley Blair, II
                                       W. Bradley Blair, II
                                       Its Chief Executive
                                       Officer and President



[CORPORATE SEAL]        GOLF TRUST OF AMERICA, INC., a
                        Maryland corporation



                        By:       /s/ W. Bradley Blair, II
                                  W. Bradley Blair, II
                                  Its Chief Executive
                                  Officer and President



[CORPORATE SEAL]        GTA GP, INC., a Maryland corporation




                        By:       /s/ W. Bradley Blair, II
                                  W. Bradley Blair, II
                                  Its Chief Executive
                                  Officer and President

[CORPORATE SEAL]        GTA LP, INC., a Maryland corporation




                        By:       /s/ W. Bradley Blair, II
                                  W. Bradley Blair, II
                                  Its Chief Executive
                                  Officer and President



                        NATIONSBANK, N.A., as Agent and
                        Lender



                        By:  /s/ Dale C. Zeglin
                             Name:   Dale C. Zeglin
                             Title:  Senior Vice President

                        FIRST UNION NATIONAL BANK



                        By:  /s/ Michael S. Hunter
                             Name:  Michael S. Hunter
                             Title:  Vice President





                        CREDIT LYONNAIS NEW YORK BRANCH



                        By:  /s/ Joseph Asciolla
                             Name:  Joseph Asciolla
                             Title:  Vice President




                        SOCIETE GENERALE, SOUTHWEST AGENCY



                        By:  /s/ Kent Howard
                             Name:  Kent Howard
                             Title:  Vice President

               SCHEDULE 1: LENDERS AND COMMITMENTS




                                                   COMMITMENT
                                                   AND COMMITMENT
LENDER                                             PERCENTAGE

NationsBank N.A.                                       $40,000,000
                                                       40%

Attention:  Syndication Agency Services
Telephone No.: (704)  ________
Telecopy No.:  (704)  ________



First Union National Bank
$20,000,000
301 South Tryon Street                                 20%
Second Floor
Charlotte, North Carolina  28288
Attention:     Mike Hunter
Telephone No.: (704) 383-5277
Telecopy No.:  (704) 374-4000



Credit Lyonnais New York Branch
$20,000,000
1301 Avenue of the Americas                            20%
18th Floor
New York, New York  10019
Attention:     Ms. Jan Hazelton
Telephone No.: (212) 261-3723
Telecopy No.:  (212) 261-7890



Societe Generale, Southwest Agency                     $20,000,000
2001 Ross Avenue                                       20%
Suite 4900
Dallas, Texas  75201
Attention:     Kent Howard
Telephone No.: (214) 979-2744
Telecopy No.:  (214) 979-2727
